Exhibit 99.1

Unique Fabricating Announces Resignation of Chief Financial Officer

New CEO Will Serve as Interim CFO During Search for Replacement

Auburn Hills, MI - September 30, 2019 -- Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial market, today announced that Tom Tekiele has tendered his resignation to pursue another professional opportunity. Mr. Tekiele will continue to serve the Company until October 11, 2019 to facilitate a smooth transition.

The Board of Directors of Unique Fabricating has engaged an executive search firm to lead the process of identifying a permanent replacement. In the interim, Doug Cain, the Company’s new Chief Executive Officer and a seasoned financial executive and holder of an active CPA license, will fill the role on a temporary basis.

Richard Baum, Chairman of Unique Fabricating commented, “On behalf of the entire Board, I would like to thank Tom for the contributions he made during his tenure with the Company and wish him the best in his future endeavors.”

About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.

Exhibit 99.1

Investor Contact:
FNK IR
Rob Fink
646-809-4048
rob@fnkir.com

Source: Unique Fabricating, Inc